Exhibit 99.2

September, 2014

Protalex , Inc. Forward - Looking Statement Statements made in this presentation stating the Company ’ s beliefs, intentions, and expectations are forward - looking statements. The company ’ s actual results could differ materially from those projected. Additional information is contained in the company ’ s SEC filings such as our Form 10 - K and Form 10 - Qs filed at www.sec.gov . 2 Protalex , Inc .

Protalex , Inc . (Ticker: PRTX)  Biotechnology company developing a new class of drugs with the potential to revolutionize the treatment of autoimmune diseases  Lead product: PRTX - 100 ▪ Highly purified formulation of Staphylococcal protein A, a natural protein isolated from cultured bacteria ▪ Safe and well - tolerated in five human clinical studies ▪ Efficient and inexpensive proprietary production process 3 Protalex , Inc.

Protalex, Inc.

Lead Product PRTX-100	Market Opportunity	Company Structure
▪ Proprietary Staphylococcal protein A formulation ▪ Well-studied Immunomodulatory Protein ▪ Multiple clinical indications	▪ Rheumatoid Arthritis (>$18B) ▪ ITP (~$1B) ▪ Other Autoimmune Diseases ($Bs)	▪ Experienced Management ▪ Strong Scientific Advisors ▪ Low-burn Model ▪ Funded-to-date by majority shareholder

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Protalex, Inc.

Protalex , Inc. Protalex Investment Thesis  PRTX - 100 is a novel immunomodulatory biological with potential to be a blockbuster drug in various autoimmune diseases ▪ ITP — an orphan disease ▪ Rheumatoid arthritis — the largest autoimmune market  To date, 5 clinical studies conducted demonstrate that PRTX - 100 is safe and well - tolerated in humans  Positive therapeutic effects seen in RA patients and in ITP preclinical models  Potential efficacy in a number of orphan disease indications  Validated manufacturing process; significantly lower cost of goods relative to other biologics  Strong and growing IP position 5 Protalex , Inc.

Protalex , Inc. Animal Studies of PRTX - 100  PRTX - 100 reduces footpad swelling in the murine CIA model of arthritis  PRTX - 100 inhibits platelet phagocytosis by human macrophages in vitro — model for ITP, and orphan disease  PRTX - 100 is not immunosuppressive like anti - TNFs ▪ Pretreat w drug ▪ Challenge w Candida albicans ▪ Anti - TNF potentiates infection 6 0 20 40 60 80 100 -1 1 2 3 4 5 6 7 8 9 PERCENT SURVIVAL STUDY DAY Vehicle Etanercept PRTX 50 PRTX 250 anti-TNF

Protalex , Inc. Efficacy trends from two phase I clinical studies in RA patients — US and So Africa  PRTX - 100 - treated patients showed greater response than placebo - treated patients in all common measures of disease activity, including: ▪ ACR20/50/70 (American College of Rheumatology “patient only” index) ▪ CDAI (Clinical Disease Activity Index, only clinical parameters) ▪ DAS28 - CRP (Disease Activity Score, clinical and blood parameters)  In most recent trial, 43 % of PRTX - 100 treated patients achieved DAS28 - CRP < 3.2 (mean pretreatment DAS28 - CRP was 4.93 )  Other promising trends with categorical analyses  Furthermore , the magnitude of the benefit compares favorably to published efficacy data for in - market RA biologicals with “black box” safety warnings 7 Protalex , Inc.

PRTX - 100 Increases ACR50 Response in RA Patients on Background MTX Therapy ACR50 Response Rate 0 5 10 15 20 25 30 35 0 29 57 85 PRTX - 100 + MTX  Trial PRTX - 100 - 104: 41 patients w active RA randomized 3:1  Baseline MTX vs MTX + PRTX - 100, five weekly i.v . doses, 1.5, 3, 6, or 12 mcg/kg  Last PRTX - 100 dose at day 29  No drug - related SAEs 8 Percentage of Patients >50 ACR Days on Treatment MTX MTX + PRTX - 100

Protalex , Inc. PRTX - 100 treatment reduces CDAI<14 for three or more consecutive visits 36% 31% 13% 0% 5% 10% 15% 20% 25% 30% 35% 40% MTX + PRTX-100 6 and 12 mcg/kg MTX + PRTX-100 All Doses MTX only Percent (%) 9

PRTX - 100 effectively reduces measures of disease activity in RA patients 0 5 10 15 20 25 30 PRTX-100 Placebo Patients with DAS28 score < 3.2 3/29 6/29  Trial PRTX - 100 - 103: 37 patients w active RA randomized 3:1  Baseline MTX vs PRTX - 100 + MTX, four weekly i.v . doses  Last PRTX - 100 dose at day 22  No drug - related SAEs 10 % of patients Day 42 Day 70 Day 42 Day 70 zero

Protalex , Inc. DAS28 categorical analysis from US Ph 1 similar to APPEAL trial data ( Enbrel ) 50% 50% 39% 0% 10% 20% 30% 40% 50% 60% Day 85 PRTX-100 Day 113 PRTX-100 Day 102 Enbrel APPEAL % with DAS28 < 3.2 MTX MTX + PRTX-100 (or Enbrel) 11

PRTX - 100 Competitive Advantage  Considerably lower cost production  No immunosuppression / no “Black Box”  Attractive safety profile allows for potential use in combination therapy  Potentially applicable across a broad set of autoimmune diseases PRTX - 100 vs. current Biologicals 12 Protalex , Inc.

PRTX - 100 Development Plans 13 2012 2013 2014 2015 2016 2017 PRTX - 100 Rheumatoid Arthritis PRTX - 100 Immune Thrombocytopenia Phase 1 So. Africa PRTX - 100 - 103 Phase 1 in USA PRTX - 100 - 104 Phase 2 Phase 3 Explore Partnership Preclinical Phase 1/2 Phase 3 Protalex , Inc.

Patents and Intellectual Property

- Patents (five issued in US and one in Japan)
  - Initial US patent 7,211,258, "Protein A compositions and methods of use" filed 2002 and issued 2007 for RA, juvenile RA, and systemic lupus erythematosus
  - Continuation patents expanding use were issued for:
    - ITP or autoimmune TP in 2008
    - Acute inflammatory response or inflammation in 2012
    - Psoriasis and scleroderma in 2012
    - MS in 2013
  - Japanese patent issued with 2023 expiration date
    - April 2014 notice of allowance for psoriasis, scleroderma, Crohn's Disease
  - Additional patent applications pending in Europe, Canada, Japan, and US
- Other Intellectual Property
  - Considerable know-how in the manufacture and QA of highly purified SPA expected to remain trade secret

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Protalex, Inc.

Protalex , Inc. Protalex Key Team Members  Arnold P Kling – President, Director; Principal of Niobe Ventures, LLC, experienced investor in and manager of early stage technology companies  James W Dowe III – Vice - Chair of SAB; active investor in biotechnology, computer software and investment management companies  William E. Gannon, MD – Chief Medical Officer; more than 20 years experience in clinical development and regulatory affairs at Quintiles, PPD, and other companies  Bruce McClain, MD – Medical Director; more than 20 years experience in clinical development and product safety; senior roles at Aeras Global and MedImmune  Richard Francovitch , Ph.D . -- VP of ITP Programs; 27 years pharma experience, former Head of Hematology Franchise and Global Commercial Leader for Promacta / Revolade at GSK  Benjamin R Bowen, Ph.D . – Senior Advisor; background in pharma and biotech R&D at Genentech, Ciba - Geigy, and Novartis; ten years in investment banking  Michelle Catalina, Ph.D . – Director of Preclinical Studies; academic research background in immunology, former instructor at U Mass Medical Center 15

Protalex Milestones

✓	2Q13	Safety data from first three cohorts of PRTX-100-104
✓	3Q13	Initiation of cohort 5 extension study, to investigate monthly maintenance doses
✓	2Q14	Top-line results of PRTX-100-104 trial
❑	3Q14	Filing IND for PRTX-100 in ITP
❑	4Q14	Top-line results from cohort 5 extension study
❑	4Q14	First dose in Phase 1/2 study of PRTX-100 in ITP
❑	1Q15	Submit end of study report from PRTX-100-104 trial

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Protalex, Inc.

Protalex , Inc. Protalex Investment Thesis Summary  PRTX - 100 – potentially a blockbuster drug ▪ Multiple clinical indications in both large and niche markets (RA, ITP) ▪ Potentially applicable across a broad set of autoimmune diseases ▪ Considerable cost advantage over competitors ▪ Preliminary results demonstrate safety and proof - of - principle  Market Opportunity ▪ RA = $18 Billion annual market size ▪ ITP = $1 B market ▪ Future expansion into other disease areas  Company Structure ▪ Experienced Management and Advisory Teams with “skin in the game” ▪ Committed support from expert Scientific Advisory Board ▪ Established IP protection and trade secrets 17

September, 2014